Exhibit 5.1

May 21, 2008

Eagle Rock Energy Partners, L.P.

16701 Greenspoint Park Drive, Suite 200

Houston, Texas 77060

Ladies and Gentlemen:

We have acted as counsel to Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of an additional 1,000,000 common units representing limited partner interests in Eagle Rock (the “Units”) pursuant to the Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan, as amended by the First Amendment to Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership and limited liability company records and documents, certificates of limited liability company and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. Eagle Rock is a limited partnership validly existing under the Delaware Act.

2. The Units, when issued and delivered on behalf of Eagle Rock in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Delaware Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware. We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. We undertake no, and hereby disclaim any, obligation to advise Eagle Rock or anyone else of any change in any matter set forth herein.

In rendering the opinion expressed herein, we have assumed that no action heretofore taken by the Board of Directors of Eagle Rock Energy G&P, LLC, general partner of Eagle Rock Energy GP, L.P., which is the general partner of Eagle Rock, in connection with the matters described or referred to herein has been modified, rescinded or withdrawn after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The foregoing, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Very truly yours,

/s/ THOMPSON & KNIGHT LLP
THOMPSON & KNIGHT LLP